Exhibit 10.1

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is entered into as of April 10, 20231 (“Effective Date”), by and between Peakstone Realty Trust, a Maryland real estate investment trust (as successor to Griffin Realty Trust) (the “Corporation”), and SH Global Private Real Estate Trust No. 13(H) (formerly known as SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H)), a real estate investment trust (the “Investor”) established under the laws of the Republic of Korea (acting through Kookmin Bank as trustee of SH Global Private Real Estate Trust No. 13(H) (formerly known as SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H)) (the “Trustee”)), and Shinhan Asset Management Co., Ltd. (formerly known as Shinhan BNP Paribas Asset Management Corporation), an asset manager of the Investor (the “Manager”).  The Corporation, Investor and Manager are hereinafter jointly referred to as “Parties” and individually as a “Party.”  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Articles Supplementary (as defined below).

RECITALS

WHEREAS, pursuant to that certain Series A Cumulative Perpetual Convertible Preferred Stock Purchase Agreement dated as of August 8, 2018 (the “Purchase Agreement”), Investor acquired, and currently owns, 5,000,000 shares of Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, the terms and conditions of Series A Preferred Stock are set forth under that certain Articles Supplementary of the Corporation, filed and accepted for record in Maryland on April 30, 2019 (the “Articles Supplementary”);

WHEREAS, on March 24, 2023, the Corporation issued a press release regarding its intent to list its Common Stock on the New York Stock Exchange on or about April 13, 2023 (the “Listing”), which press release was included in an 8-K filing with the Securities and Exchange Commission and is posted to the Corporation’s website at https://pkst.com/investors/;

WHEREAS, in connection with the Listing, Investor has requested that Corporation redeem the Series A Preferred Stock in full; and

WHEREAS, although the Corporation is not obligated to do so, it has agreed to do so based on the terms and conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby acknowledge and agree as follows:

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1	Redemption Agreement

1.
Redemption.  Subject to the terms and conditions herein, as of the Effective Date, Investor hereby sells, assigns, surrenders and transfers to the Corporation, and the Corporation hereby purchases, accepts and redeems from Investor, the entire right, title and interest in and to all shares of Series A Preferred Stock owned by Investor, free and clear of all liens, encumbrances, charges or claims of any kind  (the “Redemption”).

2.
Redemption Price: Concurrently herewith, Corporation has paid to Investor in immediately available funds by wire transfer to the account designated by Investor and set forth on Schedule 1 attached hereto the following (the “Redemption Payment”):

a.	the Redemption Price, which is agreed to be $125,000,000; and

b.
the accumulated and unpaid distributions on the Series A Preferred Stock up to but excluding the Effective Date, which is agreed to be $2,019,487.85 (which represents total accumulated and unpaid distributions of $2,375,868.06 minus mandatory United States income tax withholding of 15%).

The Redemption Payment constitutes full consideration to which the Investor is entitled with respect to all shares of Series A Preferred Stock owned by Investor.

3.
Waiver of Redemption Fee.  Notwithstanding anything to the contrary in the Articles Supplementary, Investor hereby agrees that no Redemption Fee shall be due in relation to the Redemption. Investor waives any right to the same, and forever releases Corporation from the obligation to pay any such Redemption Fee.

4.
No Notice Requirement.  This Agreement reflects a negotiated purchase and redemption of the Series A Preferred Stock by Corporation. Accordingly, Investor and Corporation hereby agree that the notice requirements outlined in Section 5 of Article THIRD of the Articles Supplementary shall not be applicable to the Redemption effected pursuant to this Agreement.

5.	Termination of Related Agreements; Waivers; Relinquishments. Upon receipt of the Redemption Payment by Investor on the Effective Date:

a.
Investor acknowledges and agrees that the Series A Preferred Stock shall be redeemed by the Corporation solely as set forth herein, and any and all rights arising from, related to or in connection with the Series A Preferred Stock shall be terminated and cancelled and will no longer be owed, due or payable to the Investor in respect of any of the Series A Preferred Stock following the Effective Date.  The Investor hereby further acknowledges and confirms that any and all rights and privileges afforded to the holder of the Series A Preferred Stock in respect of the Series A Preferred Stock by the Articles Supplementary or Purchase Agreement including, without limitation, any provisions that survived the execution and delivery of the Purchase Agreement and the First Closing (as defined in the Purchase Agreement), or any other agreement or understanding, shall be terminated and cancelled and of no further force or effect upon consummation of the Redemption of the Series A Preferred Stock in accordance with this Agreement, and no party thereto shall have any further obligations thereunder;

2	Redemption Agreement

b.
without limitation thereto, Investor’s right to purchase, and Corporation’s obligation to sell, the Second Tranche (as defined in the Purchase Agreement) of Series A Preferred Stock to Investor, pursuant to the Purchase Agreement, are hereby terminated and of no further force or effect;

c.
Investor agrees that no further amounts are due to Investor with respect to the Series A Preferred Stock or otherwise under any agreement between Corporation and Investor, and hereby forever waives and relinquishes any right of further payment of any amount or kind.; and

d.
Investor hereby unconditionally and irrevocably surrenders and otherwise relinquishes to the Corporation any and all rights held by Investor in its capacity as a holder of and with respect to the Series A Preferred Stock.

6.	Representations of Investor and Manager. Each of Investor and Manager represents and warrants to the Corporation, as of the Effective Date, as follows:

a.
Investor is the sole record and beneficial owner of, and has the full valid title to, 5,000,000 shares of Series A Preferred Stock, and such ownership is free and clear of all liens, encumbrances, charges or claims of any kind, with full right and lawful authority to sell and transfer the rights in the Series A Preferred Stock to Corporation pursuant to this Agreement. Investor has not pledged or hypothecated or otherwise granted any interests or rights to any third party with respect to the Series A Preferred Stock, and Investor does not have any agreements or arrangements obligating it to grant any such interests or rights with respect to the Series A Preferred Stock to any third party.

b.
Each of Investor and Manager has the power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of this Agreement and to perform Investor’s and Manager’s obligations hereunder and to consummate the transactions contemplated hereby, including, but not limited to, the transfer of the Series A Preferred Stock under this Agreement.

c.
This Agreement has been duly authorized by all necessary action on the part of each of Investor and Manager and has been duly executed and delivered by each of Investor and Manager and constitutes the valid and legally binding obligation of each of Investor and Manager, enforceable against each of Investor and Manager in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

d.
The execution and delivery of this Agreement by each of Investor and Manager and the consummation of the transactions contemplated hereby will not (i) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Investor or Manager or (ii) violate any other legal obligation or restriction to which Investor or Manager is subject.

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e.
There is no proceeding pending against Investor or Manager or, to Investor’s or Manager’s knowledge, threatened against Investor or Manager relating to the Series A Preferred Stock or that could reasonably be expected to adversely affect the ability of the Investor to consummate the Redemption.

f.
Upon the sale, assignment, surrender and transfer to Corporation of the Series A Preferred Stock pursuant to the terms of this Agreement, Corporation will acquire all of Investor’s right, title and interest in and to the Series A Preferred Stock and other instruments evidencing the same, free and clear of any and all liens, encumbrances, charges or claims of any kind.

7.
Transfer of Stock on Corporation’s Books.  Upon receipt of the Redemption Payment by Investor on the Effective Date, the Secretary of the Corporation is hereby instructed to, and shall, transfer the ownership of the Series A Preferred Stock from Investor to Corporation as of the Effective Date.

8.
Force Majeure. If, for reasons beyond the control of the Parties, the Redemption Payment has been initiated by the Corporation on the Effective Date, with evidence of the same provided by the Corporation to the Investor, but the receipt of the same is delayed and is not confirmed on the Effective Date, this Agreement shall remain effective for a period of up to five (5) business days thereafter to accommodate delays in the international monetary wire transfer systems or in response to other events beyond the reasonable control of the parties. If the Redemption Payment is received within said five (5) business days, then the conditions hereto shall have been deemed to have occurred on the Effective Date. If the Redemption Payment is not received by said date, this Agreement shall be of no further force and effect. For the avoidance of doubt, the Redemption is subject to the receipt of the Redemption Payment in full by Investor.

9.
Further Assurances.  After the Redemption, each Party, without further consideration, shall promptly take such actions and shall promptly execute and deliver such documents as may be reasonably requested by the other Party solely to audit, effectuate, evidence, report, authorize, or approve the transactions contemplated in this Agreement.

10.
Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, representations and communications, whether oral or written, with respect to the subject matter of this Agreement. Except as otherwise provided in this Agreement, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Parties. No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.
Binding Effect; Assignment. The rights and obligations of the Parties under this Agreement may not be assigned to any other person or entity without the prior written consent of each of the other Parties. This Agreement shall be binding upon, and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

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12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Maryland, without regard to conflicts of laws principle thereunder.

13.
Electronic Delivery. This Agreement and each other agreement or instrument entered into in connection with this Agreement or contemplated by this Agreement, and any amendments to this Agreement, to the extent signed and delivered by means of a photographic, photostatic, portable document format (.pdf), or similar reproduction of such signed writing using electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to this Agreement or any such other agreement or instrument shall raise the use of electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

14.	Headings. Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.
Severability. If any provision of this Agreement, or the application thereof to any Party or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provisions to the Parties or circumstances, shall not be affected thereby and to this end, the provisions of this Agreement are declared severable.

16.
Survival. The Parties agree that the representations, warranties, covenants, rights and obligations set forth herein shall survive the termination or expiration of this Agreement, unless otherwise specifically stated herein.

17.	Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature pages follow]

5	Redemption Agreement

IN WITNESS WHEREOF each of the Parties has caused its duly authorized representative to execute this Agreement as of the date first written above.

Corporation

PEAKSTONE REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Javier Bitar
Name: Javier Bitar
Title: CFO

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IN WITNESS WHEREOF each of the Parties and Manager has caused its duly authorized representative to execute this Agreement as of the date first written above.

Investor

SH Global Private Real Estate Trust No. 13(H) (formerly known as SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H) (acting through Kookmin Bank as trustee of SH Global Private Real Estate Trust No. 13(H) (formerly known as SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H))

By:	/s/ Tae-Jun Park
Name: Tae-Jun Park
Title: Manager of Custody Business Dept.

Manager

Shinhan Asset Management Co., Ltd. (formerly known as SHINHAN BNP Paribas Asset Management Corporation) (an asset manager of the above-mentioned Party)

By:	/s/ Heesong Kim
Name: Heesong Kim
Title: CEO

S - 2	Redemption Agreement